       EX-10.3-1

          THIS AMENDMENT TO OPTION AGREEMENT, dated as of September 11, 1995, is between Great Dane Holdings Inc. (the "Company") and Jay H. Harris (the "Employee").

          WHEREAS, the Company and the Employee are parties to an Option Agreement dated as of January 17, 1995 (the "Option Agreement") and desire to amend the Option Agreement as set forth herein.

          NOW, THEREFORE, the parties hereto agree as follows:

          1. All capitalized terms used herein without definition shall be used with the meanings ascribed to them in the Option Agreement.

          2. Section 1 of the Option Agreement is hereby deleted in its entirety and the following is substituted therefor:

               "1. The Employee is hereby granted the option to purchase from the Company, on the terms and conditions set forth in this Agreement, all or any part of 3.125 shares of Common Stock, par value $1.00 per share (the "Shares of Common Stock") of the Company at $16,800 per share."

          3. The schedule in Section 2 of the Option Agreement is hereby deleted in its entirety and the following schedule is substituted therefor:

                    Date                     Number of Shares
                    ----                     ----------------
               March 31, 1995                     1.04166
               March 31, 1996                     1.04166
               March 31, 1997                     1.04166

          4. Section 4(a) of the Option Agreement is hereby deleted in its entirety and the following is substituted therefor:

               "4. (a) This option gives effect to the 16,800 to one reverse stock split effectuated on June 6, 1995. In the event there is any further change in the Common Stock of the Company by reason of any reorganization, recapitalization, stock split, stock dividend or otherwise,

       EX-10.3-2

the number of Shares of Common Stock deliverable upon exercise thereafter of this option shall be increased or decreased proportionately, as the case may be, without a change in the aggregate option price."

          5. The following is added to the Option Agreement as Section 9 thereof:

               "9. If at any time prior to the date on which the Company has completed a public offering of the Common Stock, the Employee proposes to sell all or any portion of the Shares of Common Stock, the Employee must first give the Company a notice (the "Notice") of the proposed disposition. No Notice shall be valid unless the Employee shall have received, prior thereto, an offer in writing from a bona fide purchaser stating the price, terms and conditions of the proposed sale, a copy of which shall be attached to the Notice. The Company shall have the irrevocable and exclusive option, but not the obligation, to purchase all of the Shares of Common Stock at the same price and on the same terms and conditions as those offered by the prospective purchaser, except that if all or a portion of the consideration is other than cash, the Company may pay, in lieu thereof, an amount equal to the fair market value of such consideration. The Company must give written notice, within 30 days of its receipt of the Notice, of its intention to exercise its option and, upon giving such notice, the Company shall be obligated to purchase the Shares of Common Stock at the price and on the terms and conditions set forth in the Notice. If the Company has not given notice of its intention to exercise its option within such 30 days, then the Employee may dispose of the Shares of Common Stock, solely to the bona fide purchaser, at the price and on the terms set forth in the Notice (or on other terms no more favorable to the purchaser) during a period of 180 days from the date of the Notice. It shall be a condition of any such disposition that the transferee agree to the provisions of this Section 9 in connection with

       EX-10.3-3

any subsequent transfers. If the transfer is not made to the bona fide purchaser within such 180-day period, then no transfer may thereafter be made without compliance with this Section 9. The transferee shall, as a condition to the transfer, agree to the provisions of this Section 9 in connection with any future sales. No transfer of Shares of Common Stock in violation of this
Section 9 shall be effective."

          6. Except as amended hereby, the provisions of the Option Agreement remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT as of the day and year first above written.

                                   GREAT DANE HOLDINGS INC.



                                   By:   /s/ David R. Markin
                                      ---------------------------------------
                                      David R. Markin
                                      President



                                   By:   /s/ Jay H. Harris
                                      ---------------------------------------
                                      Jay H. Harris